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Prospectus Supplement No. 1                     Filed pursuant to Rule 424(b)(3)
(To Prospectus dated September 14, 1999)        SEC Registration No. 333-81551


                  LEHIGH ACRES FIRST NATIONAL BANCSHARES, INC.

                     OFFERING OF A MINIMUM OF 600,000 AND A
                  MAXIMUM OF 1,000,000 SHARES OF COMMON STOCK

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     This Prospectus Supplement supplements information contained in that certain Prospectus of Lehigh Acres First National Bancshares, Inc., a Florida corporation, dated September 14, 1999, relating to the offering of a minimum 600,000 shares and a maximum of 1,000,000 shares of the Company's common stock at $10.00 per share.


     Our offering was originally scheduled to terminate on December 31, 1999 unless we extended the offering for additional periods up to March 30, 2000. This Supplement No. 1 describes our decision to extend the offering through March 30, 2000, subject to our right to terminate the offering earlier. As of December 13, 1999, we had received subscriptions for 34,150 shares of stock in the amount of $341,500.


     This supplement is not complete without, and may not be used except in connection with, the prospectus, including any amendments or supplements thereto.


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     TO THE EXTENT ANY INFORMATION SET FORTH IN THIS SUPPLEMENT IS INCONSISTENT
WITH OR CONTRARY TO THE INFORMATION SET FORTH IN THE PROSPECTUS, THE INFORMATION SET FORTH HEREIN SHALL SUPERSEDE THE INFORMATION CONTAINED IN THE PROSPECTUS. THIS SUPPLEMENT DOES NOT CONTAIN A COMPLETE DESCRIPTION OF THE TERMS OF THE OFFERING AND INFORMATION RELATING TO THE COMPANY. PROSPECTIVE INVESTORS SHOULD READ THE PROSPECTUS AND THIS SUPPLEMENT NO. 1 IN THEIR ENTIRETY PRIOR TO SUBSCRIBING FOR SHARES OF THE COMMON STOCK.


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       The date of this Prospectus Supplement No. 1 is December 13, 1999.